Exhibit 99.1

Connection (CNXN) Reports First Quarter 2021 Results

FIRST QUARTER SUMMARY:

  Gross profit: $100.5 million, down 11.1% y/y
  Net income: $10.2 million, down 31.6% y/y
  Diluted EPS: $0.39, compared to $0.56 y/y

MERRIMACK, N.H.--(BUSINESS WIRE)--May 6, 2021--Connection (PC Connection, Inc.; NASDAQ: CNXN), a leading information technology solutions provider to business, government, and education markets, today announced results for the first quarter ended March 31, 2021.

“We experienced solid demand in Q1 in all of our business segments, which drove backlog to record levels -- and we believe this strong demand will continue through 2021 as the economy continues to improve. However, pandemic-driven supply chain disruptions affected our entire industry and have impacted our Q1 results. We are working closely with suppliers and customers to address these challenges. We also remain confident that the steps we took in 2020 have put us in a better position to capitalize on our opportunities, and to deliver for our shareholders over the course of 2021 and beyond,” said Tim McGrath, President and CEO of Connection.

McGrath continued, “We want to thank our committed team for all they do to meet the needs of our customers, especially during this challenging time.”

Net sales for the quarter ended March 31, 2021 decreased by 10.5% to $636.9 million, compared to $711.9 million for the prior year quarter. The reduction in revenue year over year is primarily due to the supply chain constraints in the Enterprise segment. Net income for the quarter ended March 31, 2021 decreased by 31.6% to $10.2 million, or $0.39 per diluted share, compared to net income of $14.9 million, or $0.56 per diluted share, for the prior year quarter.

Earnings before interest, taxes, depreciation and amortization, adjusted for stock-based compensation expense and restructuring and other charges (“Adjusted EBITDA”) totaled $84.4 million for the twelve months ended March 31, 2021, compared to $130.9 million for the twelve months ended March 31, 2020.1

Quarterly Highlights

  We experienced another record quarter in our notebook and other mobility solutions product category. In addition to continued workplace transformation growth as a result of work-from-anywhere demand we also experienced strength in our Chromebook business within K-12.
  Our Manufacturing vertical market had another impressive quarter with 30.5% year-over-year revenue growth.
  Overall services revenue grew year-over-year. We achieved Microsoft Advanced Specialization in Windows and SQL Server Migrations to Azure. We experienced steady demand and growth for advanced technologies, data center, cloud, and remote support as customers continue to transform and enable their long-term hybrid workforce.
  We launched Connection Cares, our company social responsibility program. Building on Connection’s inclusive culture and longstanding history of employee volunteerism, this initiative formalizes the company’s community engagement, sustainability, and diversity and inclusion efforts into one cohesive program.

Quarterly Performance by Segment:

  Net sales for the Business Solutions segment decreased by 11.6% to $246.3 million in the first quarter of 2021, compared to $278.8 million in the prior year quarter. Gross profit decreased by 9.8% to $47.4 million in the first quarter of 2021, compared to $52.5 million in the prior year quarter. Gross margin increased by 40 basis points to 19.2% primarily due to an increase in cloud-based and security software, which are recognized on a net basis.
  Net sales for the Public Sector Solutions segment increased by 25.7% to $125.3 million in the first quarter of 2021, compared to $99.6 million in the prior year quarter. Sales to state and local government and educational institutions increased by 13.2%, compared to the prior year quarter, while sales to the federal government increased by 72.6%. Gross profit increased by 8.6% to $15.6 million in the first quarter of 2021, compared to $14.4 million in the prior year quarter. Gross margin decreased by 197 basis points to 12.5%.
  Net sales for the Enterprise Solutions segment decreased by 20.4% to $265.3 million in the first quarter of 2021, compared to $333.4 million in the prior year quarter. Gross profit decreased by 18.8% to $37.5 million in the first quarter of 2021, compared to $46.2 million in the prior year quarter. Gross margin increased by 28 basis points to 14.1% primarily due to an increase in cloud-based and security software, which are recognized on a net basis.

Quarterly Sales by Product Mix:

  Notebook/mobility sales, the Company’s largest product category, increased by 17% year over year and accounted for 37% of net sales in the first quarter of 2021, compared to 28% of net sales in the first quarter of 2020. The increase in this product category was due to the continued work-from-home trend.
  Accessories sales decreased by 37% year over year and accounted for 13% of net sales in the first quarter of 2021, compared to 18% of net sales in the first quarter of 2020.
  Software sales decreased by 19% year over year and accounted for 9% of net sales in the first quarter of 2021, compared to 10% in the first quarter of 2020. The reduction in software revenue is entirely due to an increase in security and cloud-based software recognized on a net basis.
  Desktop sales decreased by 24% year over year and accounted for 9% of net sales in the first quarter of 2021, compared to 11% of net sales in the first quarter of 2020.

Selling, general and administrative (“SG&A”) expenses decreased in the first quarter of 2021 to $86.4 million from $92.5 million in the prior year quarter. SG&A as a percentage of net sales, was 13.6%, compared to 13.0% in the prior year quarter. The decrease in SG&A was primarily due to a decrease in variable compensation due to the lower level of gross profit and a decrease in bad debt expense.

Cash and cash equivalents were $92.3 million at March 31, 2021, compared to $95.7 million at December 31, 2020. In January 2021, we paid a $0.32 per share special dividend to shareholders, which totaled $8.4 million.

Conference Call and Webcast

Connection will host a conference call and live web cast today, May 6, 2021 at 4:30 p.m. ET to discuss its first quarter financial results. To access the conference call (audio only), please dial 866-436-9172 (US) or 630-691-2760 (International) and enter the confirmation number 50157917. A web-cast of the conference call, which will be broadcast live via the Internet, and a copy of this press release, can be accessed on Connection’s website at ir.connection.com. For those unable to participate in the live call, a replay of the webcast will be available at ir.connection.com approximately 90 minutes after the completion of the call and will be accessible on the site for approximately one year.

Non-GAAP Financial Information

Adjusted EBITDA is a non-GAAP financial measure. This measure is included to provide additional information with respect to the Company’s operating performance and earnings. Non-GAAP measures are not a substitute for GAAP measures and should be considered together with the GAAP financial measures. Our non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. A reconciliation to the most directly comparable GAAP measure is available in the tables at the end of this release.

About Connection

PC Connection, Inc. and its subsidiaries, dba Connection, (www.connection.com; NASDAQ: CNXN) is a Fortune 1000 company headquartered in Merrimack, NH. With offices throughout the United States, Connection delivers custom-configured computer systems overnight from its ISO 9001:2015 certified technical configuration lab at its distribution center in Wilmington, OH. In addition, the Company has over 2,500 technical certifications to ensure that it can solve the most complex issues of its customers. Connection also services international customers through its GlobalServe subsidiary, a global IT procurement and service management company. Investors and media can find more information about Connection at http://ir.pcconnection.com.

Connection–Business Solutions (800.800.5555) is a rapid-response provider of IT products and services serving primarily the small-and medium-sized business sector. It offers more than 425,000 brand-name products through its staff of technically trained sales account managers, publications, and its website at www.connection.com.

Connection–Enterprise Solutions (561.237.3300), www.connection.com/enterprise, provides corporate technology buyers with best-in-class IT solutions, in-depth IT supply-chain expertise, and access to over 425,000 products and 1,600 vendors through TRAXX™, a proprietary cloud-based eProcurement system. The team’s engineers, software licensing specialists, and project managers help reduce the cost and complexity of buying hardware, software, and services throughout the entire IT lifecycle.

Connection–Public Sector Solutions (800.800.0019), is a rapid-response provider of IT products and services to federal, state, and local government agencies and educational institutions through specialized account managers, publications, and online at www.connection.com/publicsector.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are based on currently available information, operating plans, and projections about future events and trends. Terms such as "believe," "expect," "intend," "plan," "estimate," "anticipate," "may," "should," "will," or similar statements or variations of such terms are intended to identify forward-looking statements, although not all forward-looking statements include such terms. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements. Such risks and uncertainties include, but are not limited to, the continuation of the COVID-19 pandemic and responses to it, the impact of changes in market demand and the overall level of economic activity and environment, or in the level of business investment in information technology products, product availability and market acceptance, new products, continuation of key vendor and customer relationships and support programs, the ability to realize market demand for and competitive pricing pressures on the products and services marketed by the Company, fluctuations in operating results and the ability of the Company to manage personnel levels in response to fluctuations in revenue, the ability of the Company to hire and retain qualified sales representatives and other essential personnel, the impact of changes in accounting requirements, successful integration of the new ERP system, and other risks detailed in the Company's filings with the Securities and Exchange Commission, including under the caption "Risk Factors" in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) for the year ended December 31, 2020. The Company assumes no obligation to update the information in this press release or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise, except as required by law.

1 Adjusted EBITDA is a non-GAAP measure. See page 10 for the definition and reconciliation.

CONSOLIDATED SELECTED FINANCIAL INFORMATION
At or for the Three Months Ended March 31,	2021		2020
					%
(Amounts and shares in thousands, except operating data, P/E ratio, and per share data)					Change

Operating Data:
Net sales	$636,892		$711,850		(11%)
Diluted earnings per share	$0.39		$0.56		(30%)

Gross margin	15.8%		15.9%
Operating margin	2.2%		2.9%
Return on equity (1)	8.2%		14.6%

Inventory turns	17		21
Days sales outstanding	74		58

	% of		% of
Product Mix:	Net Sales		Net Sales
Notebooks/Mobility	37%		28%
Accessories	13		18
Software	9		10
Desktops	9		11
Displays	9		8
Net/Com Products	8		8
Servers/Storage	7		8
Other Hardware/Services	8		9
Total Net Sales	100%		100%

Stock Performance Indicators:
Actual shares outstanding	26,175		26,101
Total book value per share	$24.74		$23.09
Tangible book value per share	$21.67		$19.96
Closing price	$46.39		$41.21
Market capitalization	$1,214,258		$1,075,622
Trailing price/earnings ratio	23.8		13.0
LTM Adjusted EBITDA (2)	$84,395		$130,883
Adjusted market capitalization/LTM Adjusted EBITDA (3)	13.3		7.4

(1) Calculated as the trailing twelve months' of net income divided by the average trailing twelve months' of equity.
(2) Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for stock-based compensation and restructuring and other related charges.
(3) Adjusted market capitalization is defined as gross market capitalization less cash balance.

REVENUE AND MARGIN INFORMATION
For the Three Months Ended March 31,	2021		2020
	Net	Gross	Net	Gross
(amounts in thousands)	Sales	Margin	Sales	Margin

Enterprise Solutions	$265,285	14.1%	$333,418	13.9%
Business Solutions	246,334	19.2	278,785	18.8
Public Sector Solutions	125,273	12.5	99,647	14.5
Total	$636,892	15.8%	$711,850	15.9%

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
	Three Months Ended March 31,
(amounts in thousands, except per share data)	2021	2020

Net sales	$636,892	$711,850
Cost of sales	536,372	598,732
Gross profit	100,520	113,118

Selling, general and administrative expenses	86,400	92,468
Income from operations	14,120	20,650

Other income/(expense), net	(7)	92
Income tax provision	(3,929)	(5,846)
Net income	$10,184	$14,896

Earnings per common share:
Basic	$0.39	$0.57
Diluted	$0.39	$0.56

Shares used in the computation of earnings per common share:
Basic	26,172	26,236
Diluted	26,360	26,421

	March 31,	December 31,
CONDENSED CONSOLIDATED BALANCE SHEETS	2021	2020
(amounts in thousands)

ASSETS
Current Assets:
Cash and cash equivalents	$92,257	$95,655
Accounts receivable, net	554,696	611,021
Inventories, net	140,534	140,867
Prepaid expenses and other current assets	15,364	11,437
Total current assets	802,851	858,980
Property and equipment, net	61,592	61,537
Right-of-use assets, net	11,857	12,821
Goodwill	73,602	73,602
Intangibles assets, net	6,783	7,088
Other assets	1,701	1,345
Total Assets	$958,386	$1,015,373

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$206,542	$266,846
Accrued payroll	18,171	17,828
Accrued expenses and other liabilities	50,231	57,586
Total current liabilities	274,944	342,260
Deferred income taxes	18,525	18,525
Operating lease liability	8,792	9,631
Other liabilities	8,630	8,630
Total Liabilities	310,891	379,046
Stockholders’ Equity:
Common stock	289	289
Additional paid-in capital	120,875	119,891
Retained earnings	572,268	562,084
Treasury stock at cost	(45,937)	(45,937)
Total Stockholders’ Equity	647,495	636,327
Total Liabilities and Stockholders’ Equity	$958,386	$1,015,373

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Three Months Ended March 31,
(amounts in thousands)	2021	2020
Cash Flows from Operating Activities:
Net income	$10,184	$14,896
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	3,165	3,147
Adjustments to credit losses reserve	(70)	2,833
Stock-based compensation expense	1,066	624

Changes in assets and liabilities:
Accounts receivable	54,895	61,477
Inventories	333	(12,319)
Prepaid expenses and other current assets	(3,927)	(3,300)
Other non-current assets	(356)	(98)
Accounts payable	(60,862)	(15,499)
Accrued expenses and other liabilities	1,534	(7,205)
Net cash provided by operating activities	5,962	44,556

Cash Flows from Investing Activities:
Purchases of equipment and capitalized software	(2,403)	(4,595)
Proceeds from life insurance	1,500	-
Net cash used in investing activities	(903)	(4,595)

Cash Flows from Financing Activities:
Purchase of treasury shares	-	(10,222)
Dividend payment	(8,375)	(8,427)
Payment of payroll taxes on stock-based compensation through shares withheld	(82)	(49)
Net cash used in financing activities	(8,457)	(18,698)
(Decrease) increase in cash and cash equivalents	(3,398)	21,263
Cash and cash equivalents, beginning of period	95,655	90,060
Cash and cash equivalents, end of period	$92,257	$111,323

Non-cash Investing Activities:
Accrued capital expenditures	$714	$1,237

Supplemental Cash Flow Information:
Income taxes paid	$261	$369

EBITDA AND ADJUSTED EBITDA

A reconciliation of EBITDA and Adjusted EBITDA to the most directly comparable GAAP measure is detailed below. Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for restructuring and other charges, and stock-based compensation. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either includes or excludes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance including our ability to fund our future capital expenditures and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our credit agreements. Non-GAAP measures are not a substitute for GAAP measures and should be considered together with the GAAP financial measures. Our non-GAAP financial measures may not be comparable to other similar titled measures of other companies.
(amounts in thousands)	Three Months Ended March 31,			LTM Ended March 31, (1)
	2021	2020	% Change	2021	2020	% Change
Net income	$10,184	$14,896	(32%)	$51,053	$84,280	(39%)
Depreciation and amortization	3,165	3,147	1%	13,622	12,752	7%
Income tax expense	3,929	5,846	(33%)	15,514	31,534	(51%)
Interest expense	24	26	(8%)	105	99	6%
EBITDA	17,302	23,915	(28%)	80,294	128,665	(38%)
Restructuring and other charges (2)	-	-	0%	992	-	100%
Stock-based compensation	1,066	624	71%	3,109	2,218	40%
Adjusted EBITDA	$18,368	$24,539	(25%)	$84,395	$130,883	(36%)
(1) LTM: Last twelve months
(2) Restructuring and other charges in 2020 consist of severance and other charges related to internal restructuring activities.

Contacts

Investor Relations:
Thomas Baker, 603.683.2505
Senior Vice President, CFO, and Treasurer
tom@connection.com